MOVIE GALLERY ANNOUNCES AGREEMENT TO PURSUE
      SUBLEASING OPPORTUNITIES AT 2,200 STORE LOCATIONS

DOTHAN, Ala., March 15, 2006 -- Movie Gallery, Inc. (NASDAQ:
MOVI) today announced that it has entered into a management agreement and alliance with Excess Space Retail Services, Inc. ("Excess Space"). Under the agreement, Movie Gallery and Excess Space will explore opportunities for Movie Gallery to sublease retail space at more than 2,200 existing Movie Gallery and Hollywood Video stores. Upon completion, Movie Gallery expects retail partners to occupy an approximate average of 2,500 square feet at each of the locations.

"We look forward to working with the professionals at Excess Space to identify and partner with other retailers that can benefit from our premier portfolio of retail locations across North America," said Keith Cousins, Executive Vice President and Chief Development Officer. "In addition to the incremental revenue we expect to realize through subleasing portions of the stores, we look forward to the additional traffic that our retail partners will generate. By taking advantage of our outstanding retail presence, we expect this initiative to improve our operating results and create value for our shareholders."

"Given the desirability of these properties and the level of interest we are already receiving from national and regional retailers, we are confident in achieving a high degree of success with this effort," said Michael Wiener, President and Chief Executive Officer of Excess Space.

Movie Gallery's successful real estate team will work closely with Excess Space's experienced account executives and leverage their valuable relationships with retailers and established network of more than 400 brokers nationwide.

About Movie Gallery

Movie Gallery is the second largest North American video rental company with annual revenue in excess of $2.6 billion and approximately 4,800 stores located in all 50 U.S. states, Canada and Mexico. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

About Excess Space Retail Services, Inc.

Founded in 1992, Excess Space has set the industry standard for providing leading national and regional retailers with "best-in-class" real estate disposition and lease restructuring services. With offices in Lake Success, N.Y. and Huntington Beach, Calif., Excess Space has successfully disposed of and restructured leases for over 100 retailers, putting over $2 billion in capital back to work for their clients. For more information about the privately-held firm, visit www.excessspace.com.

Forward-Looking Statements

To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including statements regarding the scope of and benefits from the Company's real estate subleasing program, that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 2, 2005. In addition to the potential effect of these ongoing factors, the Company's operations and financial performance may be adversely effected if, among other factors; (i) same-store revenues are less than projected;
(ii) the Company is unable to negotiate satisfactory amendments to its senior credit facility; (iii) the Company's real estate subleasing program fails to generate anticipated benefits; (iv) the availability of new movie releases priced for sale negatively impacts the consumers' desire to rent movies; (v) the number of new store openings during the year is less than expected; (vi) unforeseen issues with the continued integration of the Hollywood Entertainment business; (vii) the Company's actual expenses or liquidity requirements differ from estimates and expectations; (viii) consumer demand for movies and games is less than expected; (ix) the availability of movies and games is less than expected; (x) competitive pressures are greater than anticipated; (xi) the Company expands its investment in existing strategic initiatives for alternative delivery of media content or chooses to invest in significant new strategic initiatives or (xii) the effects of Hurricane Katrina and other hurricanes are greater than expected on the Company's overall operations. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Financial: Thomas D. Johnson, Jr., Movie Gallery, Inc., +1-
503-570-1950
Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer
Katcher, +1-212-355-4449 ext. 127